UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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QUALCOMM INCORPORATED

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February 21, 2006
Dear Stockholder:
      By now, you should have received your proxy statement, annual report and proxy card for the QUALCOMM Incorporated Annual Meeting. The 2006 Annual Meeting is scheduled to be held on March 7, 2006 and according to our records, your shares have not yet been voted.
      QUALCOMM’s Board of Directors recommends that stockholders vote “FOR” all directors and Proposals 2 through 5.
      Proposal 2, to approve the elimination of the classified Board of Directors and cumulative voting, requires approval by two-thirds of the outstanding shares. This is an extremely high hurdle and we urge all stockholders who have not yet done so to vote immediately.
      We are taking this action due to the favorable response to a stockholder sponsored proposal to declassify the Board two years ago.
      Your vote is extremely important to us. Please vote today! The fastest way to vote is to use the telephone or internet. Instructions on how to vote your shares over the telephone or internet are on the proxy card and enclosed with this letter.
      If you have any questions or if you need assistance voting, please call Morrow & Co., Inc., our proxy solicitor, at 1-800-607-0088.
      Thank you for taking the time to vote your shares.

Sincerely,

Paul E. Jacobs
Chief Executive Officer